Exhibit 99.1

Discover Financial Services Reports Fourth Quarter Net Income of $513 Million or $0.95 Per Diluted Share

Declares Quarterly Dividend of $0.10 Per Share, an Increase of 67%

RIVERWOODS, Ill. --(BUSINESS WIRE)--December 15, 2011–Discover Financial Services (NYSE: DFS) today reported net income of $513 million for the fourth quarter of 2011, as compared to $350 million for the fourth quarter of 2010.

Fourth Quarter Highlights

●	Total loans grew 17% from the prior year to a record $57.3 billion. The company purchased an additional $2.4 billion in private student loans in the fourth quarter.

●	Credit card loans grew 3% from the prior year and Discover card sales volume was up 8%.

●	The delinquency rate for credit card loans over 30 days past due continued to improve, declining to 2.39%. The credit card net charge-off rate declined to 3.24%.

●	Payment Services pretax income was up 35% from the prior year to $42 million. Transaction volume for the segment was $43.3 billion in the quarter, an increase of 7% from the prior year.

“We are pleased to report another quarter of very strong performance as we generated organic growth in all loan products, had continued improvement in credit and demonstrated solid expense control,” said David Nelms, chairman and chief executive officer of Discover.  “Our fourth quarter results, together with our already strong capital levels, allowed us to increase our dividend and execute on our share repurchase program.”

Nelms added, “Our results this quarter cap a year of outstanding performance, with all-time record net income of $2.2 billion and a 30% return on equity for the full year.  We achieved record volume of over $280 billion across all of our networks.  We further enhanced our competitive position in private student loans by completing two successful and earnings accretive acquisitions.”

Segment Results:

Direct Banking

Direct Banking pretax income of $776 million in the quarter was up $222 million, or 40%, from the prior year.

Discover card sales volume grew 8% from the prior year to $25.0 billion.  The increase was driven by growth in spending from both new and existing customers.  Credit card loans increased, ending the quarter at $46.6 billion, up $1.5 billion or 3% from the prior year.

Total loans ended the quarter at $57.3 billion, up $8.5 billion, or 17%, compared to the prior year.  Private student loans increased $6.3 billion, including the acquisition of $3.1 billion in loans in the first quarter of 2011, and an additional $2.4 billion in the fourth quarter of 2011.  Personal loans increased $770 million from the prior year.

Net interest margin was 9.10%, down 18 basis points from the prior year and 16 basis points from the prior quarter.  The decrease in net interest margin in both periods reflects the acquisitions of student loans which have lower yields as well as a decline in credit card yield, partially offset by lower funding costs.  Credit card yield was 12.36%, a decrease of 32 basis points from the prior year and 10 basis points from the prior quarter.  The decline in credit card yield reflects the impacts of the CARD Act, an increase in promotional rate balances and an increase in customers who pay their balance in full, partially offset by lower interest charge-offs.  Interest expense as a percent of total loans decreased 50 basis points from the prior year and 11 basis points from the prior quarter as the company continued to take advantage of available low rate funding.

Net interest income increased $136 million, or 12%, from the prior year, primarily driven by an increase in loan balances related to the student loan acquisitions, an increase in personal loans and lower interest expense. Interest income on credit card loans was relatively flat compared to the prior year as a decline in yield was offset by an increase in loan balances.

The delinquency rate for credit card loans over 30 days past due was 2.39%, an improvement of 167 basis points from the prior year, and 4 basis points from the prior quarter.  The credit card net charge-off rate decreased to 3.24% for the fourth quarter of 2011, down 371 basis points from the prior year and 61 basis points from the prior quarter.

Provision for loan losses of $319 million decreased $64 million, or 17%, from the prior year, driven by lower charge-offs, partially offset by a lower reserve release.  Principal charge-offs decreased $410 million from the prior year as a result of the continued decline in delinquencies in 2011. The reserve release for the fourth quarter of 2011 was $68 million, versus a release of $414 million in the fourth quarter of 2010.

Other income increased $66 million, or 16%, from the prior year. The fourth quarter of 2010 included a $28 million charge related to federal student loans classified as held for sale.  Discount and interchange revenue increased from the prior year reflecting higher sales volume.  Late fees increased, reflecting a decline in late fee charge-offs.

Expenses were up $44 million, or 7%, from the prior year, reflecting increased compensation costs, expenses related to The Student Loan Corporation and investments in growth initiatives.

Payment Services

Payment Services pretax income of $42 million in the quarter was up $11 million, or 35%, from the prior year.  Revenue increased $8 million, primarily driven by an increase in transactions on the PULSE network and higher margins.  Expenses decreased $3 million, reflecting lower marketing costs related to timing of programs.

Payment Services dollar volume was $43.3 billion for the fourth quarter, up 7% from the prior year, driven by higher PULSE, Diners Club International and third-party issuer volume.

Dividend

The company’s board declared a cash dividend of $0.10 per share of common stock, payable on Jan. 19, 2012, to stockholders of record at the close of business on Dec. 29, 2011.

Share Repurchases

The company repurchased 9.6 million shares in the fourth quarter for $227 million, bringing the total shares repurchased for the program to 18.0 million or $425 million.

Conference Call and Webcast Information

The company will host a conference call to discuss its fourth quarter results on Thursday, Dec. 15, 2011, at 9:30 a.m. Central time.  Interested parties can listen to the conference call via a live audio webcast at http://investorrelations.discoverfinancial.com.

About Discover

Discover Financial Services (NYSE: DFS) is a direct banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company operates the Discover card, America's cash rewards pioneer, and offers personal and student loans, online savings accounts, certificates of deposit and money market accounts through its Discover Bank subsidiary. Its payment businesses consist of Discover Network, with millions of merchant and cash access locations; PULSE, one of the nation's leading ATM/debit networks; and Diners Club International, a global payments network with acceptance in more than 185 countries and territories. For more information, visit www.discoverfinancial.com.

A financial summary follows. Financial, statistical, and business related information, as well as information regarding business and segment trends, is included in the financial supplement filed as Exhibit 99.2 to the company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission (“SEC”). Both the earnings release and the financial supplement are available online at the SEC’s website (http://www.sec.gov) and the company’s website (http://investorrelations.discoverfinancial.com).

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, which speak to our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” and similar expressions. Such statements are based upon the current beliefs and expectations of the company’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements. These forward-looking statements speak only as of the date of this press release, and there is no undertaking to update or revise them as more information becomes available.

The following factors, among others, could cause actual results to differ materially from those set forth in the forward-looking statements: changes in economic variables, such as the availability of consumer credit, the housing market, energy costs, the number and size of personal bankruptcy filings, the rate of unemployment and the levels of consumer confidence and consumer debt, and investor sentiment; the impact of current, pending and future legislation, regulation and regulatory and legal actions, including new laws and rules related to financial regulatory reform, new laws and rules limiting or modifying certain credit card or student lending practices, new laws and rules affecting securitizations, funding and liquidity, and bank holding company regulations and supervisory guidance on the company's ability to execute its business strategies; the actions and initiatives of current and potential competitors; the company’s ability to manage its expenses; the company’s ability to successfully achieve card acceptance across its networks and maintain relationships with network participants; the company’s ability to sustain and grow its private student loan business; the company’s ability to manage its credit risk, market risk, liquidity risk, operational risk, legal and compliance risk, and strategic risk; the availability and cost of funding and capital; access to deposit, securitization, equity, debt and credit markets; the impact of rating agency actions; the level and volatility of equity prices, commodity prices and interest rates, currency values, investments, other market fluctuations and other market indices; losses in the company’s investment portfolio; restrictions on the company’s operations resulting from financing transactions; the company’s ability to increase or sustain Discover card usage or attract new customers; the company’s ability to attract new merchants and maintain relationships with current merchants; the effect of political, economic and market conditions, geopolitical events and unforeseen or catastrophic events; fraudulent activities or material security breaches of key systems; the company’s ability to introduce new products or services; the company’s ability to sustain its investment in new technology and manage its relationships with third-party vendors; the company’s ability to collect amounts for disputed transactions from merchants and merchant acquirers; the company’s ability to attract and retain employees; the company’s ability to protect its reputation and its intellectual property; difficulty obtaining regulatory approval for, financing, closing, transitioning, integrating or managing the expenses of acquisitions of or investments in new businesses, products or technologies; and new lawsuits, investigations or similar matters or unanticipated developments related to current matters. The company routinely evaluates and may pursue acquisitions of or investments in businesses, products, technologies, loan portfolios or deposits, which may involve payment in cash or the company's debt or equity securities. The company’s pending acquisition of the mortgage origination business of Tree.com, Inc. is subject to closing conditions including, among others, approvals of regulators.

Additional factors that could cause the company’s results to differ materially from those described in the forward-looking statements can be found under “Risk Factors,” “Business – Competition,” “Business – Supervision and Regulation” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Annual Report on Form 10-K for the year ended November 30, 2010 and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company's Quarterly Reports on Form 10-Q for the quarters ended February 28, 2011, May 31, 2011 and August 31, 2011, which are filed with the SEC and available at the SEC's internet site (http://www.sec.gov).

DISCOVER FINANCIAL SERVICES
(unaudited, in millions, except per share statistics)
	Quarter Ended
	Nov 30, 2011	Aug 31, 2011	Nov 30, 2010
EARNINGS SUMMARY
Interest Income	$1,620	$1,599	$1,499
Interest Expense	360	362	375
Net Interest Income	1,260	1,237	1,124

Discount/Interchange Revenue	489	517	453
Rewards	215	234	203
Discount and Interchange Revenue, net	274	283	250
Fee Products Revenue	107	108	103
Loan Fee Income	87	84	72
Transaction Processing Revenue	48	44	40
Other Income	30	33	7
Total Other Income	546	552	472

Revenue Net of Interest Expense	1,806	1,789	1,596

Provision for Loan Losses	319	100	383

Employee Compensation and Benefits	229	242	200
Marketing and Business Development	144	133	150
Information Processing & Communications	69	64	67
Professional Fees	114	106	104
Premises and Equipment	18	18	17
Other Expense	95	79	90
Total Other Expense	669	642	628

Income Before Income Taxes	818	1,047	585
Tax Expense	305	398	235
Net Income	$513	$649	$350

Net Income Allocated to Common Stockholders	$508	$642	$347

PER SHARE STATISTICS
Basic EPS	$0.95	$1.18	$0.64
Diluted EPS	$0.95	$1.18	$0.64
Common Stock Price (period end)	$23.82	$25.16	$18.28
Book Value per share	$15.59	$14.88	$11.85

SEGMENT- INCOME BEFORE INCOME TAXES
Direct Banking	$776	$1,009	$554
Payment Services	42	38	31
Total	$818	$1,047	$585

BALANCE SHEET SUMMARY
Total Assets	$68,784	$65,726	$60,785
Total Liabilities	$60,542	$57,720	$54,328
Total Equity	8,242	8,006	6,457
Total Liabilities and Stockholders' Equity	$68,784	$65,726	$60,785

TOTAL LOAN RECEIVABLES STATISTICS
Ending Loans 1, 2	$57,337	$54,082	$48,836
Average Loans 1, 2	$55,539	$53,013	$48,597

Interest Yield	11.56%	11.83%	12.24%
Net Principal Charge-off Rate	2.81%	3.43%	6.58%
Net Principal Charge-off Rate Excluding PCI Loans3	3.05%	3.63%	6.58%
Delinquency Rate (over 30 days) 3	2.30%	2.35%	3.89%
Delinquency Rate (over 90 days) 3	1.14%	1.17%	2.03%
Net Charge-off Dollars	$387	$459	$797
Loans Delinquent Over 30 Days 3	$1,200	$1,203	$1,902
Loans Delinquent Over 90 Days 3	$596	$599	$994

Allowance for Loan Loss (period end)	$2,205	$2,273	$3,304
Change in Loan Loss Reserves	($68)	($359)	($414)
Reserve Rate 4	3.85%	4.20%	6.77%
Reserve Rate Excluding PCI Loans3, 4	4.23%	4.44%	6.77%

CREDIT CARD LOANS STATISTICS
Ending Loans	$46,639	$46,178	$45,157
Average Loans	$45,756	$45,343	$44,670

Interest Yield	12.36%	12.46%	12.68%
Net Principal Charge-off Rate	3.24%	3.85%	6.95%
Delinquency Rate (over 30 days)	2.39%	2.43%	4.06%
Delinquency Rate (over 90 days)	1.20%	1.22%	2.12%
Net Charge-off Dollars	$370	$440	$774
Loans Delinquent Over 30 Days	$1,117	$1,121	$1,831
Loans Delinquent Over 90 Days	$560	$565	$958

Allowance for Loan Loss (period end)	$2,070	$2,154	$3,209
Change in Loan Loss Reserves	($84)	($365)	($412)
Reserve Rate	4.44%	4.66%	7.11%

Total Discover Card Volume	$26,946	$28,455	$25,054
Discover Card Sales Volume	$25,033	$26,271	$23,219

NETWORK VOLUME
PULSE Network	$33,911	$35,109	$31,334
Third-Party Issuers	1,939	1,984	1,768
Diners Club International 5	7,469	7,660	7,328
Total Payment Services	43,319	44,753	40,430
Discover Network - Proprietary	25,926	27,133	24,075
Total	$69,245	$71,886	$64,505

1  Total Loans includes mortgages and other loans.

2 Purchased Credit Impaired ("PCI") loans are loans that were acquired in which a deterioration in credit quality occurred between the origination date and the acquisition date.  These loans were initially recorded at fair value and accrete interest income over the estimated lives of the loans as long as cash flows are reasonably estimable, even if the loans are contractually past due. PCI loans are private student loans and are included in total loan receivables.

3 Excludes PCI loans (described above) which are accounted for on a pooled basis.  Since a pool is accounted for as a single asset with a single composite interest rate and aggregate expectation of cash flows, the past-due status of a pool, or that of the individual loans within a pool, is not meaningful.  Because the company is recognizing interest income on a pool of loans, it is all considered to be performing.

4 The Reserve Rate includes federal student loans held for sale.

5 Volume is derived from data provided by licensees for Diners Club branded cards issued outside of North America and is subject to subsequent revision or amendment.

  Note:  See Glossary for definitions of financial terms in the financial supplement which is available online at the SEC's website (http://www.sec.gov) and the company's website (http://investorrelations.discoverfinancial.com).

CONTACT:
Discover Financial Services
Investors:
Craig Streem, 224-405-3575
craigstreem@discover.com
or
Media:
Jon Drummond, 224-405-1888
jondrummond@discover.com